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Pen Holdings, Inc. Settles With IRS

Brentwood, TN, January 14, 1999 - Pen Holdings, Inc. announced today that it has settled all issues with the Internal Revenue Service which were contained in the U.S. Tax Court petition the Company filed in 1995. William E. Beckner, Pen's President and CEO, commented: "This settlement demonstrates that our position on the issues was absolutely correct. We decided to settle the case for a payment of less than 5% of the IRS' original claim to avoid the continuing cost of litigation."

In addition to settling the Tax Court case which covered the tax years 1982 through 1989, the settlement also covers the years 1990 through 1994 on one central issue that had been before the Tax Court.

There will be no impact on earnings since the Company had provided a sufficient reserve to cover the settlement.